SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F • Oceanside, California 92056
Tel: (760) 806-8922 • Fax: (760) 806-8933

April 20, 2005

Craig A. Hooson

8415 Harker Drive

Potomac, MD 20854

Phone: 301-299-1648

Dear Craig,

SeraCare Life Sciences, Inc, is very pleased to offer you the full-time, exempt position titled Chief Financial Officer, starting as soon as possible and contingent upon several items identified below. Your direct supervisor will be Michael Crowley, CEO.

Compensation for this position will be:

Base wage	$3,846.15/week which annualizes to $200,000

Options	100,000 options, the price of which will be determined by the closing price on your first day of employment with SeraCare. Such options to vest 25%/year over four years.

Potential Bonus	30% of base annualized wage determined by profitability of the Company.

Paid Time Off	Your PTO accrual schedule will be accelerated (from 4.1653 hours per pay period, or 16 days TO 6.1538 hours per pay period, or 20 days/year). You will begin to PTO immediately rather than at the completion of the 90-day Introductory Period.

As discussed, we envision the first period of employment will have you working out of our Gaithersburg facility or traveling, primarily to our Oceanside location but also to our MA locations. This will allow you to quickly be involved in some of the more urgent issues for the Company without the distraction of moving. You will be able to evaluate the pro’s and con’s of relocating (and the timing of such move) to Massachusetts during this time. In the event you are required to move to Massachusetts, a relocation package is described on the attached document.

In addition to your base wage, the first of the month following your date of hire you will be eligible for the following benefits:

•	Major Medical and Prescription Drug Plan through CIGNA, with two plan choice; Open Access Plus (in and out of network providers) or HMO Open Access (network providers only)

•	Dental Plan through Delta Dental

•	Pre-Tax Plan For Employee Health Insurance Contributions

•	Life and AD&D Insurance - 1 1/2 x annualized salary

•	Long Term Disability Insurance

•	Group Travel Accident Life Insurance (immediately available)

•	Referral Bonus Program (available as of the 1st day of employment)

•	Employee Assistance Program

•	Approximately 10 Paid Holidays/Year (immediately available)

After 90 days of continuous employment, you will receive the following benefits:

•	Access to the Seracare Tuition Reimbursement Program

•	Access to the Seracare Life Sciences, Inc. 401(k) Profit Sharing Plan, which has a Company match program based on the profitability of the Company.

•	Access to the Seracare Employee Stock Purchase Plan

After six months of continuous employment, you will be eligible for the following benefits:

•	Flexible Spending Account(s) for Dependent Care and/or Medical Expenses

SeraCare Life Sciences, Inc.
1935 Avenida del Oro, Suite F • Oceanside, California 92056
Tel: (760) 806-8922 • Fax: (760) 806-8933

Page 2 – Craig Hooson, Chief Financial Officer

In addition, after one year of continuous employment, you will be eligible for the following additional benefit:

•	Short Term Disability Insurance

From time to time, employment policies and benefit plans may be amended and changed in accordance with normal business practices.

Please note that the offer we are presenting you is contingent upon several items: (1) satisfactory verification of your eligibility to work in the United States; (2) your confirmation that you are not subject to any confidentiality or non-competition agreements or any other similar type of restriction that would affect your ability to devote your full-time attention to work for SeraCare Life Sciences, Inc. and finally, (3) as with all employees of SeraCare Life Sciences, Inc., you will be asked to sign an Employee Confidentiality Agreement which is enclosed. In order to expedite the first item, a copy of the Immigration and Naturalization Form 1-9, required of all employees, is enclosed for your review. Please review the list of documentation options and bring original documents with you on your first day of employment.

As an employee of SeraCare Life Sciences, Inc., you will be an “at-will” employee. This means that you will not be obligated to continue to remain employed by the Company for any specified period of time, and likewise, the Company will not be obligated to continue your employment for any specific period and as such, either you or SeraCare Life Sciences, Inc may terminate your employment at any time, with or without notice and with or without cause.

We are looking forward to you joining the SeraCare management team, and look forward to you making a valuable contribution to the Company. Please contact me or Michael Crowley at your earliest convenience regarding your decision to accept this offer of employment and your potential start date. You will need to sign and return this letter to me indicating your acceptance of the position as offered no later than end of day Thursday, 03/21/05.

Should you have any questions, please do not hesitate to call me at (888) 256-1180, x 196. I look forward to hearing from you

Sincerely,	Employee Acceptance:

/s/ Kathi Benjamin
Kathi Benjamin
VP, Human Resources
	Signature:	/s/ Craig A. Hooson	Date: 04/20/2005

Cc:        Michael Crowley, CEO

Relocation Package:

Should the Company decide that it will be beneficial to the Company to have you work out of our West Bridgewater, MA location, the following relocation package will be made available to you. If you decide to leave the employment of SeraCare Life Sciences, Inc. or were terminated for cause within 1 year of the effective date of your move, you will be obligated to repay all related relocation expenses.

Chief Financial Officer

Relocation Package

Relocation Lump Sum:	$40,000	To be paid in lump sum upon receipt of 1st set of related invoices received
5 days extra PTO to accommodate move - no reduction from PTO accrual	$3,846.15	to relocate family	As occurs

Company Travel Dept to arrange

3x round-trip airfare	$450	for wife to search for housing	Company paid

up to 4x round-trip airfare (1 time per week)	$600	for Craig for 1 mos. during transition when he works in MA and travels back to MD	Company paid

Car Rental up to 4 weeks - Mon - Fri	$1,000	for Craig for 1 mos. during transition	Company paid

Hotel rental 4 weeks Mon - Thurs nights	$1,200	for Craig for 1 mos. during transition	Company paid

/s/ Craig A. Hooson	04/20/2005
Employee Signature	Date

/s/ Kathi Benjamin	04-20-2005
Company Signature	Date